UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 12, 2007
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51329 (Commission File No.)	94-3330837 (IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
On October 12, 2007, XenoPort, Inc., a Delaware corporation (the “Company”), entered into an exclusive licensing agreement for the development and commercialization by Xanodyne Pharmaceuticals, Inc., a Delaware corporation (“Xanodyne”), of a preclinical, non-hormonal, oral product candidate known as XP21510, discovered by the Company, for the potential treatment of women diagnosed with menorrhagia, or heavy menstrual bleeding.
Under the terms of the agreement, Xanodyne receives exclusive rights to develop and commercialize XP21510 in the United States. In exchange for these rights, the Company is entitled to receive up-front, non-refundable cash payments totaling $12 million, of which $6 million is payable upon execution of the agreement and the remaining $6 million is due on the 12-month anniversary of the execution date. The Company is also eligible to receive aggregate cash payments of up to $130 million upon the achievement of certain development, regulatory and commercial milestones with respect to XP21510, as well as aggregate cash payments of up to $5 million upon the achievement of certain development, regulatory and commercial milestones with respect to Xanodyne’s tranexamic acid product candidate, known as XP12B, that is in Phase 3 clinical development. In addition, the Company is entitled to receive tiered double-digit royalty payments on potential future sales of XP21510, as well as escalating single-digit royalties on potential future sales of XP12B. Xanodyne may terminate the agreement at its discretion upon 120 days prior written notice to the Company. In such event, all XP21510 product rights would revert to the Company and the Company would be entitled to specified transition assistance from Xanodyne. Xanodyne shall not issue any notice of termination before the first anniversary of the effective date of the agreement unless Xanodyne first accelerates and pays to the Company the remaining $6 million initial license fee installment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc. (Registrant)
Dated: October 17, 2007	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer